UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2010

SAUER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53598	26-3261559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2326 Teller Road, Newbury Park, California	91320
(Address of principal executive offices)	(Zip Code)

(888) 829-8748
Registrant’s telephone number, including area code

8520 NE 25th Street, Clyde Hill, WA, 98004-1645
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On December 13, 2010, our sole director appointed two new directors to our board, effective December 15, 2010.  One of our new directors is Jeff Massey, age 55, the President and Chief Executive Officer of Asbuilt Information Systems, which he founded in 1990 and built to become one of the largest privately held U.S. professional services firms specializing in a wide variety of software implementation and turnkey solutions for building measurement, tenant and corporate space accounting.  The other new director is Zohreh Hashemi, age 57, who most recently served as Senior Systems Engineer at Amgen, an S&P 100 biotechnology company from 2000 to 2009. She brings more than 30 years management experience in strategic product development of leading technologies and operations. Additionally, for many years she has and continues to consult to the manufacturing industry in worldwide composite mold and manufacturing equipment operations and corporate development.   Previous to Amgen, she held senior management positions at Bax Global from 1999 to 2000, Sony Entertainment from 1999 to 1999, Universal Studios from 1991 to 1999 and Hughes Aircraft from 1986 to 1990.

Each of our new directors will serve until our next annual meeting of shareholders and until his or her successor is elected and shall qualify.  Each of our new directors will receive an award of 20,000 shares of our common stock.  Our board has not established any committees, has no compensation plan for directors and neither director serves pursuant to any written agreement or arrangement.

Item 9.01   Financial Statements and Exhibits

Financial Information

None

Exhibits:

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUER ENERGY, INC.
December 20, 2010	By: /s/ Dieter R. Sauer, Jr.
Dieter R. Sauer, Jr. Director and President